Exhibit 10(l)

2013 RESTRICTED SHARE UNIT GRANT
RESTRICTED SHARE UNIT AGREEMENT UNDER THE AMENDED AND RESTATED 2012 STOCK PLAN

Date of Grant:______________________________________
Name:_____________________________________________
Number and Type of Shares___________________________

Award of Restricted Share Units under the Eaton Corporation plc
Amended and Restated 2012 Stock Plan

The Compensation and Organization Committee (the “Committee”) of the Board of Directors of Eaton Corporation plc (the “Company”) has awarded you a number of restricted share units effective as of __________(the “Effective Date”) under the terms and conditions of the Company's Amended and Restated 2012 Stock Plan, as amended (the “Plan”). Information concerning the number of restricted share units awarded to you (the “Award”) is available online through the Eaton Service Center at Fidelity which may be accessed through the Company's website. You are required to accept the Award online at the Eaton Service Center at Fidelity. You acknowledge and agree as follows:

1.    Acceptance. I hereby accept the aforementioned award on the terms and conditions provided in the Plan and this Agreement.

2.    Restricted Share Units. I acknowledge that, as of the Effective Date, the restricted share units referred to above (the “Restricted Units”) have been awarded to me, contingent on the continuation of my service with the Company or any of its subsidiaries as provided herein. Each Restricted Unit is equivalent in value to the market value of one (1) ordinary share of nominal value $0.01 per share (“Ordinary Share”) of the Company. The Restricted Units shall be forfeited and immediately cancelled if my employment with the Company or any of its subsidiaries is terminated under any circumstances whatsoever, including without limitation dismissal, resignation, divestiture of operations, disability or retirement. This possibility of forfeiture shall lapse according to the vesting schedule as published on the Company's records at the Eaton Service Center at Fidelity.

If any Restricted Units are forfeited for any reason, I understand that I will not be entitled to any payment of cash or Ordinary Shares in respect of any Restricted Units so forfeited. Restricted Units that vest shall be settled by the delivery to me of an equal number of Ordinary Shares.

The Management Compensation Committee of the Company (the “Management Committee”) reserves the right to decide to what extent my leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed to be an interruption of continuous employment.

3.    Vesting. Awards subject to this grant will vest as set forth on Exhibit A hereto. However, if regularly scheduled vest day falls on a Saturday, Sunday or other day when the principal stock exchange for the Ordinary Shares is closed for trading, the vest day shall mean the nearest preceding day when that stock exchange is open for trading.

4.    Par Value. To the extent that Ordinary Shares issued upon settlement of my award of Restricted Units are newly issued Ordinary Shares, I hereby authorize the Company or any subsidiary to withhold from me via payroll deduction an amount equal to the nominal value, being US $0.01 per share, of such number of newly issued Ordinary Shares, or if such deduction is not made, I will pay or make arrangements with the Company for payment of such amount.

5.    Transferability. Until the possibility of forfeiture lapses with respect to any of the Restricted Units, those units or any Ordinary Shares to be delivered with respect to the Restricted Units shall be non-transferable. I agree not to make, or attempt to make, any sale, assignment, transfer or pledge of any of the Restricted Units or Ordinary Shares prior to the date on which the possibility of forfeiture with respect to such shares lapses and the shares vest. Notwithstanding the foregoing provisions of this Paragraph 5, I am permitted to designate one or more primary and contingent beneficiaries to whom the Restricted Units will be transferred in the event of my death. The process for designating such beneficiaries is available through the Eaton Service Center at Fidelity.

6.    Reorganizations, etc. In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting the Company's Ordinary Shares, the number of Restricted Units and description or class of shares subject to this Award shall be equitably adjusted by the Management Committee so as to reflect that change.

7.    Dividend Equivalents and Voting Rights. I acknowledge that there are no voting or dividend rights associated with the Restricted Units such as those available to holders of Ordinary Shares of the Company.

8.    Tax Withholdings. I hereby authorize the Company or any subsidiary to withhold from any amounts otherwise payable to me, or any of my successors in interest, such federal, state, local or foreign taxes as may be required by law in connection with the award to me of Restricted Units or the lapse of the possibility of forfeiture thereof, which includes retaining a number of Ordinary Shares with a value equal to the amount of the withholding obligation. I agree that if such amounts are insufficient, I will pay or make arrangements satisfactory to the Company for payment of such taxes.

9.    No Rights to Continued Employment. I acknowledge that this award of Restricted Units does not in any way entitle me to continued employment with the Company or any of its subsidiaries for the period during which the possibility of forfeiture continues or for any other period, and does not limit or restrict any right the Company or any of its subsidiaries otherwise may have to terminate my employment.

10.    Competition by Employee. I expressly acknowledge and agree that in the event that I voluntarily leave the employment of the Company or a subsidiary and within one year after the vesting of the Restricted Units enter into an activity as employee, agent, officer, director, principal or proprietor which, in the sole judgment of the Management Committee, is in competition with the Company or a subsidiary, the amount of the total fair market value of such vested Restricted Units as of the vesting date shall inure to the benefit of the Company and I agree to promptly pay the same to the Company, unless the Management Committee in its sole discretion shall determine that such action by me is not inimical to the best interests of the Company or its subsidiaries.

11.    Change of Control. Notwithstanding anything in this Agreement to the contrary, effective upon a Change of Control of the Company (as defined below), the Restricted Units shall vest and the forfeiture restrictions referred to in Paragraph 2 hereof shall lapse. For the purpose of this Agreement, a "Change of Control" shall mean:

A.
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding Ordinary Shares of the Company (the "Outstanding Ordinary Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

B.
Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

C.
Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Ordinary Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding ordinary shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

D.	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred as a result of any transaction or series of transactions which I, or any entity in which I am a partner, officer or more than 50% owner, initiate, if immediately following the transaction or series of transactions that would otherwise constitute a Change of Control, I, either alone or together with other individuals who are executive officers of the Company immediately prior thereto, beneficially own, directly or indirectly, more than 10% of the then outstanding Ordinary Shares of the Company or the ordinary shares of the corporation resulting from the transaction or series of transactions, as applicable, or of the combined voting power of the then outstanding voting securities of the Company or such resulting corporation.

12.    Arbitration. In the event of any disputes or difference arising out of or relating to this Agreement, or with regard to performance of any obligation hereunder by either party hereto, both parties hereto shall use their best efforts to settle such dispute or difference in an amicable manner. Should such dispute or difference not be resolved or amicably settled between the parties hereto, such dispute or difference shall be finally settled by arbitration without recourse to the Courts. Arbitration shall be conducted in accordance with the Rules of Arbitration of the American Arbitration Association by three (3) arbitrators, one of whom shall be selected by the Company, one by me and a third by the two arbitrators so selected. In the event that the arbitrators selected by the Company and myself are unable to reach an agreement as to the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. Arbitration should be held in Cleveland, Ohio. In any dispute referred to arbitration, each party shall be given the opportunity to present to the arbitrators its evidence, witnesses and argument, and the right to be represented by counsel of its choice when the other party presents its evidence, witnesses and argument.

The decision and award of the arbitrators shall be in writing and shall be final and binding on the parties hereto. Judgment upon the award rendered may be entered in any Court having jurisdiction thereof or application may be made to such Court for a judicial acceptance of the award and an Order of Enforcement, as the case may be. The expenses of arbitration shall be borne in accordance with the determination of the arbitrators. Pending a decision by the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties hereto shall continue as stipulated herein and all monies not directly involved in such dispute or difference shall be paid when due.

13.    Miscellaneous. Unless otherwise expressly provided herein, terms defined in the Plan shall have the same meanings when used in this Agreement. The Management Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any Restricted Units without my consent. Also, the Restricted Units shall be null and void to the extent the grant of Restricted Units or the lapse of restrictions thereon is prohibited under the laws of the country of my residence or employment. The Management Committee may, in circumstances determined in its sole discretion, provide for the lapse of the above restrictions at earlier dates. The use of the masculine gender shall be deemed to include the feminine gender. In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement represents the entire understanding between us on the subject hereof and shall be governed in accordance with Ohio law, without giving effect to conflict of law principles.

Exhibit A

33% of the Restricted Units shall vest on the first anniversary of the Effective Date, 33% of the Restricted Units shall vest on the second anniversary of the Effective Date and 34% of the Restricted Units shall vest on the third anniversary of the Effective Date if I remain in the continuous employ of the Company or any Subsidiary on each such date.